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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE FOURTH QUARTER OF FISCAL 2014

Red Bank, N.J. November 12, 2014 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the fourth quarter of fiscal 2014 which appear below compared with the fourth quarter of fiscal 2013.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                          Ended 10/31/2014   Ended 10/31/2013      Change
                          ----------------   ----------------    ----------
Total Royalty Income          $3,822,181         $5,014,749       - 23.78%
Net Income                    $3,657,783         $4,860,365       - 24.74%
Distribution per Unit           $0.39              $0.53          - 26.42%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. Gas royalties under the Mobil Agreement for the fourth quarter of fiscal 2014 were reduced by negative adjustments from the prior quarter of $271,157, as compared to negative adjustments totaling $100,303 for the fourth quarter of fiscal 2013. Gas royalties under the OEG Agreement for the fourth quarter of fiscal 2014 were reduced by negative adjustments from the prior quarter and year totaling $205,145, as compared to negative adjustments totaling $177,955 for the fourth quarter of fiscal 2013.

Gas royalties, as shown in the table below, for the fourth quarter of fiscal 2014 were lower than the fourth quarter of fiscal 2013 due to a combination of lower gas sales, lower gas prices and lower average exchange rates.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                          Ended 10/31/2014   Ended 10/31/2013      Change
                          ----------------   ----------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               7.675             8.174            -  6.10%
Gas Prices (Ecents/Kwh)(2)      2.1709            2.6583            - 18.34%
Average Exchange Rate (3)       1.2944            1.3334            -  2.92%
Gas Royalties                 $2,474,536        $3,332,658          - 25.75%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 23.139            25.195            -  8.16%
Gas Prices (Ecents/Kwh)         2.2803            2.7003            - 15.55%
Average Exchange Rate           1.2891            1.3352            -  3.45%
Gas Royalties                $1,083,346        $1,496,100           - 27.59%

    (1) Billion cubic feet     (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers




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Trust expenses for the fourth quarter of fiscal 2014 increased 5.66% to
$168,423 from $159,395 in comparison to the prior year's equivalent quarter due to higher domestic and German legal fees related to an ongoing issue regarding the calculation of the average price raised in the 2012-13 royalty examination.

Total royalty income for fiscal 2014 declined in comparison to fiscal 2013 due to lower gas sales and lower gas prices under both the Mobil and OEG Agreements. Under the Mobil Agreement, gas sales and gas prices declined 7.86% and 8.00%, respectively. Under the OEG Agreement, gas sales and gas prices declined 5.91% and 10.29%, respectively. The comparison of the relevant periods is shown below.


                            Fiscal Year         Fiscal Year       Percentage
                          Ended 10/31/2014    Ended 10/31/2013      Change
                          ----------------    ----------------    ----------

Total Royalty Income          $18,927,005        $21,546,298       - 12.16%
Net Income                    $18,044,579        $20,635,306       - 12.55%
Distribution per Unit            $1.95              $2.25          - 13.33%


The 2015 Annual Meeting is scheduled to begin at 10:00 A.M. on February 24,
2015.

The previously declared distribution of 39 cents per unit will be paid on November 26, 2014 to owners of record as of November 14, 2014. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.